EXHIBIT 99.1

PRESS RELEASE	August 25, 2022

Century Casinos Enters into Definitive Agreement to Acquire the Operations of Rocky Gap Casino Resort in Maryland

Colorado Springs, CO – August 25, 2022 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos”  or the “Company”), announced that it entered into a definitive agreement to acquire the operations of Rocky Gap Casino Resort (“Rocky Gap”), from Lakes Maryland Development, LLC for approximately $56 million, subject to certain adjustments. The Company will fund the acquisition using cash from its balance sheet.

Simultaneous with the closing of the transaction, an affiliate of VICI Properties Inc. (NYSE: VICI) (“VICI”) will acquire the real estate assets for approximately $204 million and the Company will amend its triple net lease agreement with VICI to add the Rocky Gap property. The amendment to the lease will include initial annual rent for the Rocky Gap casino of approximately $15.5 million.

The purchase price for the casino operations represents an implied 2021 earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple of 4.9x. The multiple excludes any potential cost synergies and operational improvements and deducts annual rent from the VICI lease from EBITDA. The acquisition is expected to be immediately accretive to the Company’s earnings.

“The addition of Rocky Gap is another important milestone in our pursuit to acquire prime US assets. With this acquisition and our pending acquisition of the Nugget Casino Resort in Nevada, we will oversee a US portfolio that reaches from east to west,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked. “We are looking forward to working with the Maryland Lottery and Gaming Control Agency to obtain gaming approvals and with the casino leadership and team members to effect a smooth transition and great future for Rocky Gap,” they concluded.

Rocky Gap is located in Flintstone, Maryland in Rocky Gap State Park, which attracts over half a million visitors annually. The full-service resort sits on approximately 270 acres and includes an 18-hole golf course designed by Jack Nicklaus, a 5,000 square-foot events center, several meeting spaces, a spa, and several outdoor activities. The property consists of over 25,000 square feet of gaming floor, 630 slot machines, 16 table games, 198 hotel rooms and five food and beverage venues. Rocky Gap Casino Resort had net operating revenue of $78 million and Adjusted EBITDA* of $27 million for the year ended December 31, 2021.

The property has recently invested $10 million in improvements to its hotel, slot machines, restaurants, and sports lounge. There is potential to expand the casino and hotel and capture more customers from adjacent markets. Additionally, Century will have the opportunity to partner with a sports betting operator in Maryland to bring sports betting to Rocky Gap.

Upon closing of the Rocky Gap acquisition and the pending acquisition of Nugget Sparks, LLC (“Nugget”) which operates the Nugget Casino Resort in Sparks, NV, the Company’s North American portfolio will increase to 11 casinos that include 7,140 gaming machines and 158 table games. On a pro-forma basis after giving effect to the two acquisitions, the Company expects to generate 94% of its Adjusted EBITDA* from its North American casinos.

*Adjusted EBITDA is a Non-US GAAP financial measure. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

EXHIBIT 99.1

The transaction is expected to close mid-2023, subject to regulatory and governmental approvals and customary closing conditions.

Stifel acted as exclusive financial advisor and Faegre Drinker Biddle & Reath LLP acted as legal counsel to the Company in connection with the acquisition.

Supplemental Information:

The Company defines Adjusted EBITDA as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation and amortization, non-controlling interests net earnings (loss) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, (gain) loss on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. Expense related to the Company’s master lease with VICI and the Century Downs Racetrack and Casino land lease is included in the interest expense (income), net line item. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDA reported for each segment. Non-cash stock-based compensation expense is presented under Corporate and Other as the expense is not allocated to reportable segments when reviewed by the Company’s chief operating decision makers. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under US GAAP. Adjusted EBITDA is not considered a measure of performance recognized under US GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of the Company and its properties. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above-mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue and the often high cost of acquiring existing operations. Adjusted EBITDA is used by the Company to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry.

The table below provides a reconciliation of Rocky Gap Adjusted EBITDA to net earnings.

For the year ended
(in millions, rounded)	December 31, 2021
Net earnings	$22
Interest expense (income), net	0
Depreciation and amortization	4
One time adjustments	0
Loss on disposal	0
Adjusted EBITDA	$27

EXHIBIT 99.1

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, Century Resorts Management GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. Through its United States subsidiary, Century Nevada Acquisition, Inc., the Company owns a 50% membership interest in Smooth Bourbon, LLC, which owns the land and building of the Nugget. The Company has an agreement to purchase 100% membership interests in the Nugget and an agreement to purchase 100% of the equity interest in the Rocky Gap operations. The Company also has an agreement to operate one ship-based casino. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: risks related to the acquisition of the Rocky Gap casino and the integration of the business and assets acquired; the financial performance of the casino; the possibility that the transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to closing are not satisfied on a timely basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated operating results and other benefits of the transaction are not realized when expected or at all; local risks including proximate competition, potential competition, legislative risks, and local relationships; risks associated with increased leverage from the transaction; and other risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.